As filed with the Securities and Exchange Commission on June 10, 2025.

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CITI TRENDS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2150697 (I.R.S Employer Identification No.)
104 Coleman Boulevard Savannah, Georgia (Address of Principal Executive Offices)	31408 (Zip Code)

Citi Trends, Inc. Amended and Restated 2021 Incentive Plan

(Full title of the plan)

Kenneth D. Seipel

Chief Executive Officer
Citi Trends, Inc.
104 Coleman Boulevard

Savannah, Georgia 31408

(912) 236-1561

(Name, and address and telephone number of agent for service)

With a copy of all communications to:

John B. Shannon, Esq.
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
(404) 881-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

On June 5, 2025, at the annual meeting of stockholders of Citi Trends, Inc. (the “Company”), the Company’s stockholders approved an amendment (the “Amendment”) to the Citi Trends, Inc. 2021 Incentive Plan, as amended and restated from time to time (the “Plan”), which amended the Plan to increase the number of shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that may be issued under the Plan by 500,000 Shares. This Registration Statement on Form S-8 relates to the additional 500,000 Shares authorized for issuance under the Plan pursuant to the Amendment, including additional Shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

Pursuant to General Instruction E to Form S-8, the contents of the Company’s Registration Statements on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on June 9, 2021 (Registration No. 333-256946) and June 24, 2024 (Registration No. 333-280441), each relating to the Plan, including the information contained therein, are hereby incorporated by reference into this Registration Statement on Form S-8 (the “Registration Statement”), except that the provisions contained in Part II of such earlier registration statement are modified as set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Except as indicated below as being incorporated by reference to another filing with the Commission by the Company, the following exhibits to this registration statement are being filed herewith:

Exhibit Number	Description
4.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 7, 2018).

4.2	Fourth Amended and Restated By-laws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Commission on October 31, 2022).

5.1*	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

24.1	Power of Attorney (included on signature page).

99.1	Citi Trends, Inc. Amended and Restated 2021 Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 9, 2025).

107.1*	Filing fee table.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Savannah, State of Georgia, on June 10, 2025.

CITI TRENDS, INC.

By:	/s/ Kenneth D. Seipel
Kenneth D. Seipel
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the individuals whose signatures appear below constitute and appoint Heather L. Plutino and Kenneth D. Seipel, and each of them, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and several power of authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kenneth D. Seipel	Chief Executive Officer and Chairman	June 10, 2025
Kenneth D. Seipel	(Principal Executive Officer)

/s/ Heather L. Plutino	Executive Vice President and Chief Financial Officer	June 10, 2025
Heather L. Plutino	(Principal Financial and Accounting Officer)

/s/ Wesley Calvert	Director	June 10, 2025
Wesley Calvert

/s/ Pamela Edwards	Director	June 10, 2025
Pamela Edwards

/s/ David A. Heath	Director	June 10, 2025
David A. Heath

/s/ Margaret L. Jenkins	Director	June 10, 2025
Margaret L. Jenkins

/s/ Michael S. Kvitko	Director	June 10, 2025
Michael S. Kvitko

/s/ Chaoyang (Charles) Liu	Director	June 10, 2025
Chaoyang (Charles) Liu

/s/ Cara Robinson	Director	June 10, 2025
Cara Robinson